LIQUIDITY SERVICES ANNOUNCES THIRD QUARTER FISCAL YEAR 2019 FINANCIAL RESULTS

•	GMV of $168.1 million -- GAAP Revenue of $56.9 million -- GAAP Net Loss of $4.6 million

•	Non-GAAP Adjusted EBITDA of $0.2 million

•	LiquidityOne core e-commerce platform completed and launched

Bethesda, MD - August 1, 2019 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced financial results for the third quarter fiscal year 2019 ended June 30, 2019. The Company's Q3-FY19 performance was within the guidance range for GAAP Net Loss, GAAP EPS, and Gross Merchandise Volume (GMV) and exceeded our guidance range for Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EPS.

"The continued execution of our RISE strategy, focused on recovery maximization, increasing sales, service expansion and expense leverage, delivered another solid quarter as Q3-FY19 marked our fifth consecutive quarter of organic GMV year-over-year growth. During Q3-FY19, we generated GAAP Net Loss of $4.6 million, a $0.9 million decrease from the prior year's quarter. We generated Non-GAAP Adjusted EBITDA of $0.2 million, above our guidance and our second sequential quarter of positive Non-GAAP Adjusted EBITDA. These improvements were driven by higher volumes within our GovDeals and Retail Supply Chain Group (RSCG) segments, combined with more effective merchandising which drove higher recovery on asset sales and lower operating expenses. As previously announced, we are winding down our Scrap contract within the Capital Assets Group (CAG) segment which will affect comparative results going forward. Our RSCG segment GMV grew 18% during the quarter driven by higher volumes within existing and new accounts and strong buyer participation in our retail marketplace. Our GovDeals segment GMV grew 6%, despite a strong comparative period in Q3-FY18. These results were partly offset by our CAG segment GMV which declined 14% from the prior year period because of a change in mix of lower value assets within our Scrap Contract with the U.S. Department of Defense and a strong prior year comparative quarter," said Bill Angrick, Chairman and CEO of Liquidity Services.

Today, we also announced the deployment of our new core e-commerce technology platform, which combined with our reorganization announced last quarter, marks the completion of our LiquidityOne strategic initiative. As we announced earlier in 2019, the retail supply transaction volume, which has a unique set of services, remains part of our future integration plans. We continue to focus on our marketing technology stack to support our consolidated marketplace launch.

Benefits of our core e-commerce platform include:

•	a new global taxonomy to classify and present assets for sale consistently across our businesses;

•	a new mobile responsive design with enhanced usability and speed;

•	improved search and navigation by industry vertical, location and other parameters;

•	a new My Account tool to manage transaction activity; and

•	multilingual and multi-currency capabilities to support cross-border commerce.

With this deployment and new organization in place, we have unified our marketing, customer service, sales and operations teams. Our completed LiquidityOne strategic initiative empowers the continuous improvement of our e‑commerce technology platform and our marketing and data analytics capabilities going forward.

This includes the integration of a data driven product recommendation engine, omni-channel behavioral marketing and predictive analytics. Additionally, we are now able to provide a unified set of common services ranging from self-directed to fully-managed services. We believe our commitment to our RISE strategy will fuel continued growth and enhanced financial leverage in our business over the long term, which, in turn, will create value for our shareholders.

We are also pleased to announce the appointment of Steven Weiskircher as our new Chief Technology Officer based in our Bethesda, MD headquarters. Most recently, Mr. Weiskircher served as Vice President, Omnichannel, Marketing, and Digital Technology Delivery for GameStop (NYSE:GME). Previously, he served as the CIO and interim General Manager for ThinkGeek, an online retailer for pop-culture apparel and collectibles and as CIO for Fanatics, a high growth online retailer of sports apparel. Mr. Weiskircher holds a B.S. in Mechanical Engineering from Virginia Tech and an M.S. in Management Information Systems from University of Virginia’s McIntire School of Commerce. Mr. Weiskircher also served as a Captain in the US Army Signal Corps.

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“Steve is a terrific addition to our leadership team and possesses strong business acumen, outstanding leadership experience and an impressive understanding of e-commerce technology with significant expertise in the marketing technology stack, mobile apps and supporting high growth, billion-dollar scale e-commerce businesses. This appointment supports the continued execution of our RISE strategy as we continue to enhance our marketplace over time, while adapting to new opportunities to serve our sellers and buyers,” said Bill Angrick, Chairman and CEO of Liquidity Services.

Third Quarter Consolidated Operating and Earnings Results
The Company reported Q3-FY19 GMV of $168.1 million, up from $163.6 million in the prior year’s comparable period. GMV is an operating measure of the total sales value of all merchandise sold by us or our sellers through our marketplaces and other channels during a given period of time. GAAP Revenue for Q3-FY19 was $56.9 million, up from $50.6 million in the prior period. GMV was up 3% and GAAP Revenue was up 12% compared to the prior year. GAAP Net Loss for Q3-FY19 was $4.6 million, which resulted in a diluted loss per share of $0.14 based on a weighted average of 33.2 million diluted shares outstanding, compared to GAAP Net Loss of $3.7 million and $0.12 respectively, in the prior period. Non-GAAP adjusted net loss, which excludes stock compensation expense, impairment and business realignment expenses, acquisition costs, deferred revenue purchase accounting adjustments, and the estimated impact of income taxes on these Non-GAAP adjustments and non-recurring tax adjustments, was $1.5 million or $0.05 adjusted diluted loss per share, an improvement in Non-GAAP adjusted net loss compared to the prior period of $2.3 million and $0.07 adjusted diluted loss per share.

Non-GAAP Adjusted EBITDA, which excludes stock-based compensation expense, acquisition costs such as transaction expenses and changes in earn-out estimates, business realignment expense, deferred revenue purchase accounting adjustments, and goodwill and long-lived asset impairment, was $0.21 million, an improvement from a loss in the same period last year of $0.23 million, representing a $0.44 million improvement.

Q3-FY19 comparative year-over-year consolidated financial results reflect double-digit GMV growth in our RSCG segment, as we grew volumes and programs with existing and new seller accounts, and GMV growth in our GovDeals segment as we added new sellers. Excluding our DoD Scrap contract, our commercial activity in the CAG segment declined 12% as compared to a strong performance in our European and Asia Pacific regions in the comparative quarter. We also incurred lower expenses due to the closure of our IronDirect business and benefits from restructuring our CAG segment, corporate functions and other organizational changes.

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Q3 Quarter Segment Operating and Earnings Results
We present operating results in four reportable segments: GovDeals, CAG, RSCG, and Machinio. Our reportable segments constitute approximately 99% of our revenue, and each offers separately branded marketplaces to enable sellers to achieve channel marketing objectives to reach buyers. Across our segments, we offer our sellers various pricing and transaction models and a suite of services, and our revenues vary depending upon the pricing models employed and the level of service selected by sellers.

Our Q3-FY19 segment results are as follows (unaudited, in millions):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
GovDeals[1]:
GMV	$90.9	$85.4	$244.6	$226.0
Revenue	$9.3	$8.4	$24.6	$22.6
Gross profit	$8.6	$7.8	$22.7	$20.9

CAG[2]:
GMV	$37.7	$43.8	$120.1	$144.0
Revenue	$14.9	$15.0	$44.1	$72.2
Gross profit	$7.8	$9.9	$25.3	$40.0

RSCG:
GMV	$39.6	$33.6	$116.9	$97.9
Revenue	$31.3	$26.3	$94.7	$73.7
Gross profit	$10.9	$9.3	$32.7	$24.6

Machinio:
GMV	$—	$—	$—	$—
Revenue	$1.5	$—	$3.8	$—
Gross profit	$1.4	$—	$3.5	$—

Corporate & Other[3]:
GMV	$—	$0.8	$0.5	$3.3
Revenue	$—	$0.8	$0.5	$3.3
Gross profit	$—	$0.1	$0.1	$(0.7)

Consolidated:
GMV	$168.1	$163.6	$482.1	$471.1
Revenue	$56.9	$50.6	$167.7	$171.8
Gross profit	$28.6	$27.1	$84.2	$84.9
1GovDeals consists of the state and municipal government business and the AuctionDeals self-directed marketplace for commercial sellers.
2CAG consists of our energy and industrial commercial verticals, our DoD Surplus contract (included in FY18 results), and our DoD Scrap contract.
3Corporate & Other primarily consists of the Company's former IronDirect operating segment, which was wound-down in January 2019, and is not individually significant, and elimination adjustments.

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Additional Third Quarter 2019 Operational Results

•	Registered Buyers — At the end of Q3-FY19, registered buyers totaled approximately 3,627,000, representing a 10.7% increase over the approximately 3,275,000 registered buyers at the end of Q3-FY18.

•
Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 528,000 in Q3-FY19, a 3.1% increase from the approximately 512,000 auction participants in Q3-FY18.

•	Completed Transactions — Completed transactions increased to approximately 160,000, a 10.3% increase for Q3-FY19 from the approximately 145,000 completed transactions in Q3-FY18.

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Business Outlook
We anticipate that we will continue to drive year-over-year GMV growth in Q4-FY19 through recovery maximization, increased volumes and service expansion across our RSCG and GovDeals segments. We expect our CAG segment GMV to face headwinds in Q4-FY19 when compared to last year's comparative period which had strong activity within key seller accounts in its commercial business in North America and as we wind down the Scrap contract. We expect our Adjusted EBITDA will continue to show growth when compared to the same quarter last year, despite higher overall sales and marketing expense as we benefit from our focus on our RISE growth strategy.

These forward-looking statements reflect the trends and assumptions for Q4-FY19 compared to the prior year comparable period:

i.
continued spending as we prepare for the launch of a new consolidated marketplace and for the implementation of tools for data-driven product recommendation, omni-channel behavioral marketing and predictive analytics;

ii.	benefits from restructuring and business realignment activities to streamline our organizational processes;

iii.	variability in project size and timing within our CAG segment;

iv.	declining volumes as we wind down the DoD Scrap contract in our CAG segment;

v.	continued growth in our GovDeals segment;

vi.	continued growth in our RSCG segment; and

vii.	variability in our GMV to Revenue ratio based on mix of pricing model and adoption of service fee model.

For Q4-FY19 our guidance is as follows:

GMV - We expect GMV for Q4-FY19 to range from $150 million to $170 million.

GAAP Net Loss - We expect GAAP Net Loss for Q4-FY19 to range from $(4.8) million to $(2.3) million.

GAAP Diluted EPS - We expect GAAP Diluted Loss Per Share for Q4-FY19 to range from $(0.15) to $(0.07).

Non-GAAP Adjusted EBITDA - We expect non-GAAP Adjusted EBITDA for Q4-FY19 to range from $(1.5) million to $0.5 million.

Non-GAAP Adjusted Diluted EPS - We expect non-GAAP Adjusted Loss Per Diluted Share for Q4-FY19 to range from $(0.11) to $(0.04).

This guidance assumes a diluted weighted average number of shares outstanding for the quarter of 33.2 million and that we will not repurchase shares during the quarter with the approximately $10.1 million available under the share repurchase program.

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Liquidity Services
Reconciliation of GAAP to Non-GAAP Measures

Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA. Non-GAAP EBITDA is a supplemental non-GAAP financial measure and is equal to net loss plus interest and other expense, net; provision (benefit) for income taxes; and depreciation and amortization. Our definition of Non-GAAP Adjusted EBITDA differs from Non-GAAP EBITDA because we further adjust Non-GAAP EBITDA for stock-based compensation expense, acquisition costs such as transaction expenses and changes in earn-out estimates, business realignment expense, deferred revenue purchase accounting adjustments, and goodwill and long-lived asset impairment.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
	(In thousands) (Unaudited)
Net loss	$(4,649)	$(3,705)	$(14,033)	$(10,572)
Interest and other income, net[1]	(368)	(47)	(976)	(776)
Provision (benefit) for income taxes	542	612	1,136	(3,824)
Depreciation and amortization	1,206	1,020	3,575	3,375
EBITDA	(3,269)	(2,120)	(10,298)	(11,797)
Stock compensation expense[2]	1,362	1,436	5,456	4,134
Acquisition costs and impairment of long-lived assets[3]	52	204	171	204
Business realignment expenses[4]	1,055	249	1,095	2,073
Fair value adjustments to acquisition earn-outs[3]	900	—	2,300	—
Deferred revenue purchase accounting adjustment	110	—	800	—
Adjusted EBITDA	$210	$(231)	$(476)	$(5,386)
1 Interest and other income, net excludes non-services pension and other post-retirement benefit expense.
2 Excludes the impact of forfeitures of stock awards by employees terminated by business realignment actions. That impact is included in the business realignment expenses line.
3 Acquisition costs and impairment of long-lived assets, and fair value adjustments to acquisition earn-outs, which are excluded from Adjusted EBITDA, are included in Other operating expenses on the Statements of Operations.
4 Business realignment expense includes the amounts accounted for as exit costs under ASC 420 as described in Note 11 to the Consolidated Financial Statements, and the related impacts of business realignment actions subject to other accounting guidance. Those related impacts were $317 thousand for the three and nine months ended June 30, 2019, primarily due to forfeitures of stock awards by terminated employees. No related impacts were associated with the other periods presented.

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Non-GAAP Adjusted Net Loss and Non-GAAP Adjusted Basic and Diluted Earnings Per Share. Non-GAAP Adjusted Net Loss is a supplemental non-GAAP financial measure and is equal to net loss plus stock compensation expense, impairment and business realignment expenses, acquisition costs, deferred revenue purchase accounting adjustments, and the estimated impact of income taxes on these non-GAAP adjustments and non-recurring tax adjustments. Adjusted basic and diluted loss per share are determined using Non-GAAP Adjusted Net Loss. For Q3-FY19 the tax rate used to estimate the impact of income taxes on the non-GAAP adjustments was 10.5% compared to 23.7% used for the Q3-FY18 results. The 10.5% tax rate excludes the impact of the charge to our U.S. valuation allowance.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
	(Unaudited) (Dollars in thousands, except per share data)
Net loss	$(4,649)	$(3,705)	$(14,033)	$(10,572)
Stock compensation expense	1,362	1,436	5,456	4,134
Acquisition costs and impairment of long-lived assets*	52	204	171	204
Business realignment expenses*	1,055	249	1,095	2,073
Fair value adjustment to acquisition earn-outs*	900	—	2,300	—
Deferred revenue purchase accounting adjustment	110	—	800	—
Income tax impact of adjustments	(365)	(448)	(1,031)	(1,519)
Income tax impact of tax law change	—	—	—	(5,169)
Adjusted net loss	$(1,535)	$(2,264)	$(5,242)	$(10,849)
Adjusted basic loss per common share	$(0.05)	$(0.07)	$(0.16)	$(0.34)
Adjusted diluted loss per common share	$(0.05)	$(0.07)	$(0.16)	$(0.34)
Basic weighted average shares outstanding	33,164,750	32,104,368	32,986,040	31,984,222
Diluted weighted average shares outstanding	33,164,750	32,104,368	32,986,040	31,984,222
*Acquisition costs and impairment of long-lived assets, business realignment expenses, and fair value adjustments to acquisition earn-outs, which are excluded from Adjusted EBITDA, are included in Other operating expenses on the Statements of Operations.

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Q3-FY19 Conference Call
The Company will host a conference call to discuss this quarter's results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (844) 795-4614 or (661) 378-9639 and providing conference identification number 1744968. A live web cast of the conference call will be provided on the Company's investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company's website until August 1, 2020 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until August 15, 2019 at 11:59 p.m. ET. To listen to the replay, dial (855) 859-2056 or (404) 537-3406 and provide conference identification number 1744968. Both replays will be available starting at 1:30 p.m. ET on the day of the call.

Non-GAAP Measures
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Loss and Adjusted Earnings per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future. We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Adjusted EPS is the result of our adjusted net loss and diluted shares outstanding.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

We are not providing a reconciliation of our guidance for Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA EPS to our guidance for GAAP Net Loss and GAAP Diluted EPS, respectively, because this reconciliation would require us to make projections regarding the amount of stock-based compensation expense and benefit for income taxes, which are reconciling items between GAAP Net Loss and Adjusted EBITDA, as well as the impact of foreign currency fluctuations. These items will impact net income and are out of our control and/or cannot be reasonably predicted due to their high variability and complexity, and inherent uncertainty. For example, equity compensation expense would be difficult to predict because it depends on our future hiring and retention needs, as well as the future fair market value of our common stock, all of which are subject to constant change. As a result, the reconciliation is not possible without unreasonable efforts. In addition, we believe such reconciliations could imply a degree of precision that might be confusing or misleading to investors. The actual effect of the reconciling items that we exclude from Adjusted EBITDA, when determined, may be significant to the calculation of GAAP Net Loss.  As a result, there can be no assurance that such reconciling items will not materially affect our future GAAP Net Loss or GAAP Diluted EPS.

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Supplemental Operating Data
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of seller and buyer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting. This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Forward-Looking Statements
This document contains forward‑looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward‑looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward‑looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook and RISE strategy; the launch of a new consolidated marketplace on our core e-commerce technology platform; the migration of our retail marketplace to our core e-commerce technology platform; expected benefits of the LiquidityOne transformation initiative; expected future effective tax rates; and trends and assumptions about future periods. You can identify forward‑looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continues" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward‑looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are several risks and uncertainties that could cause our actual results to differ materially from the forward‑looking statements in this document. Important factors that could cause our actual results to differ materially from those expressed as forward‑looking statements are set forth in our filings with the SEC from time to time, and include, among others, changes in political, business and economic conditions, regional or general economic downturn or crisis and any conditions that affect e-commerce growth or cross-border trade; the company's need to successfully react to the increasing importance of mobile commerce; digital marketing and data analytics; our dependence on our contract with Amazon for a significant portion of our inventory; variability in business-related to mix, timing, and volume of supply; speed of recovery following natural disasters and severe weather; intense competition in our lines of business; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully integrate the Machinio operations with our business and realize the anticipated benefits; our management reorganization and our ability to retain key employees; business realignment costs related to severance and relocation of offices and facilities; our ability to attract and retain key employees; our ability to raise additional capital as and when required; our ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; our ability to enhance and improve our newly launched e‑commerce technology platform and support services provided on this platform in a timely manner, our ability to price services to meet market demand; our reliance on third-party technology, such as Microsoft Azure cloud computing services and Oracle Fusion for enterprise resource planning and disruption to these cloud services or our ability to continue to license these cloud services to run our business or our ability to successfully configure these services to our business needs could expose us to performance claims as well as cause significant harm to our brand and reputation, which could impact our future sales; and the success of our RISE strategy, including the success of the launch of our anticipated consolidated marketplace, the implementation of the marketing-tech-enhanced improvements to this marketplace and the realization of anticipated benefits from these actions; and the risks and uncertainties set forth in the Company's Annual Report on Form 10-K for the year ended September 30, 2018, which is available on the SEC and Company websites. There may be other factors of which we are currently unaware or which we deem immaterial that may cause our actual results to differ materially from the forward‑looking statements.

All forward‑looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward‑looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

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About Liquidity Services
Liquidity Services (NASDAQ: LQDT) operates a network of leading e-commerce marketplaces that enable buyers and sellers to transact in an efficient, automated environment offering over 500 product categories. The Company employs innovative e-commerce marketplace solutions to manage, value and sell inventory and equipment for business and government sellers. Our superior service, unmatched scale and ability to deliver results enable us to forge trusted, long-term relationships with over 12,000 sellers worldwide. With over $8 billion in completed transactions, and over 3.5 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart commerce solutions. Visit us at LiquidityServices.com.

Contact:
Julie Davis
Senior Director, Investor Relations
202.467.6868 ext. 2234
julie.davis@liquidityservices.com

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Liquidity Services and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	June 30, 2019	September 30, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,414	$58,448
Short-term investments	30,000	20,000
Accounts receivable, net of allowance for doubtful accounts of $347 and $337 at June 30, 2019 and September 30, 2018, respectively	5,742	4,870
Inventory, net	8,891	10,122
Prepaid taxes and tax refund receivable	1,673	1,727
Prepaid expenses and other current assets	8,129	7,816
Total current assets	90,849	102,983
Property and equipment, net of accumulated depreciation of $13,254 and $11,078 at June 30, 2019 and September 30, 2018, respectively	18,589	16,610
Intangible assets, net	6,377	7,366
Goodwill	59,685	59,819
Deferred tax assets	869	930
Other assets	14,299	14,124
Total assets	$190,668	$201,832
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,289	$13,859
Accrued expenses and other current liabilities	24,390	21,373
Distributions payable	1,827	2,128
Deferred revenue	3,185	2,142
Payables to sellers	24,840	28,969
Total current liabilities	67,531	68,471
Deferred taxes and other long-term liabilities	2,024	3,707
Total liabilities	69,555	72,178
Commitments and contingencies (Note 12)	0	0
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 33,498,078 shares issued and outstanding at June 30, 2019; 32,774,118 shares issued and outstanding at September 30, 2018	33	33
Additional paid-in capital	241,361	236,115
Accumulated other comprehensive loss	(6,933)	(6,449)
Accumulated deficit	(113,348)	(100,045)
Total stockholders’ equity	121,113	129,654
Total liabilities and stockholders’ equity	$190,668	$201,832

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
	(Unaudited)
Revenue	$36,388	$32,080	$109,478	$115,464
Fee revenue	20,494	18,489	58,257	56,345
Total revenue	56,882	50,569	167,735	171,809
Costs and expenses from operations:
Cost of goods sold (exclusive of depreciation and amortization)	25,337	19,489	75,100	75,847
Seller distributions	2,994	3,936	8,393	11,107
Technology and operations	12,145	13,663	38,098	47,718
Sales and marketing	8,771	8,386	26,887	24,921
General and administrative	8,959	6,847	26,217	22,056
Depreciation and amortization	1,206	1,020	3,575	3,375
Other operating expenses	2,031	452	3,586	2,222
Total costs and expenses	61,443	53,793	181,856	187,246
Loss from operations	(4,561)	(3,224)	(14,121)	(15,437)
Interest and other income, net	(454)	(131)	(1,224)	(1,041)
Loss before provision (benefit) for income taxes	(4,107)	(3,093)	(12,897)	(14,396)
Provision (benefit) for income taxes	542	612	1,136	(3,824)
Net loss	$(4,649)	$(3,705)	$(14,033)	$(10,572)
Basic and diluted loss per common share	$(0.14)	$(0.12)	$(0.43)	$(0.33)
Basic and diluted weighted average shares outstanding	33,164,750	32,104,368	32,986,040	31,984,222

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars in Thousands)

	Nine Months Ended June 30,
	2019	2018
	(Unaudited)
Operating activities
Net loss	$(14,033)	$(10,572)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	3,575	3,375
Stock compensation expense	5,138	4,134
Provision for inventory allowance	—	2,092
Provision for doubtful accounts	184	191
Deferred tax provision (benefit)	81	(4,814)
Gain on disposal of property and equipment	20	(489)
Change in fair value of financial instruments	—	90
Change in fair value of earnout liability	2,300	—
Changes in operating assets and liabilities:
Accounts receivable	(1,056)	5,551
Inventory	1,231	5,847
Prepaid and deferred taxes	47	197
Prepaid expenses and other assets	244	1,938
Accounts payable	(570)	3,165
Accrued expenses and other current liabilities	(777)	(12,149)
Distributions payable	(301)	(842)
Deferred revenue	1,043	—
Payables to sellers	(4,129)	4,542
Other liabilities	(222)	(664)
Net cash (used in) provided by operating activities	(7,225)	1,592
Investing activities
Increase in intangibles	(20)	(23)
Purchases of property and equipment, including capitalized software	(4,784)	(2,697)
Proceeds from sales of property and equipment	112	828
Purchases of short-term investments	(50,000)	(10,000)
Maturities of short-term investments	40,000	—
Net cash used in investing activities	(14,692)	(11,892)
Financing activities
Proceeds from exercise of common stock options	129	12
Net cash provided by financing activities	129	12
Effect of exchange rate differences on cash and cash equivalents	(246)	(649)
Net (decrease) increase in cash and cash equivalents	(22,034)	(10,937)
Cash and cash equivalents at beginning of period	58,448	94,348
Cash and cash equivalents at end of period	$36,414	$83,411
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$872	$800